EXHIBIT (a)(5)(B)

Project Wing PRELIMINARY DISCUSSION MATERIALS FOR THE SPECIAL COMMITTEE DECEMBER 4, 2020 PRELIMINARY AND CONFIDENTIAL | SUBJECT TO FURTHER REVIEW AND REV ISION

Preliminary and Confidential | Subject to Further Review and Revision Table of Contents 2 Page 1. Executive Summary 3 2. Preliminary Financial Analyses 8 3. Selected Public Market Observations 16 Illustrative Impact of COVID - 19 17 Selected Trading Information 23 Selected WSG Equity Research Observations 31 4. Appendices 36 Selected Benchmarking Information 37 Glossary 43 5. Disclaimer 45

Page 1. Executive Summary 3 2. Preliminary Financial Analyses 8 3. Selected Public Market Observations 16 4. Appendices 36 5. Disclaimer 45

Preliminary and Confidential | Subject to Further Review and Revision  Wanda Sports Group Company Limited ( NasdaqGS:WSG ) (“Wanda Sports Group”, “WSG” or the “Company”) is a publicly traded company incorporated in Hong Kong with a market capitalization of $324.2 1 million that operates as a sports events, media and marketing platform. The Company operates in three segments: ( i ) Spectator Sports, (ii) Digital, Production, Sports Solutions (“DPSS”) and (iii) Mass Participation.  On September 30, 2020, Wanda Sports Group’s board of directors (the “Board”) received a preliminary non - binding proposal letter from Wanda Sports & Media (Hong Kong) Holding Co. Limited (collectively with its affiliates, the “Buyer”), a wholly - owned subsidiary of Dalian Wanda Group Co. Ltd., to acquire all of the Class A ordinary shares of the Company (the “Class A Ordinary Shares”), including American depositary shar es representing Class A Ordinary Shares (“ADSs”, with every two ADSs representing three Class A Ordinary Shares), for $2.50 per ADS, or $1.67 per Cla ss A Ordinary Share, in cash (the “Proposal”).  The Buyer beneficially owns all Class B ordinary shares of the Company, representing approximately 70.4% of all the issued an d o utstanding shares of the Company and approximately 90.5% of the aggregate voting power of the Company.  Per the preliminary non - binding proposal letter as publicly filed, the Buyer intends to finance the Proposal with equity investm ents or loans provided by the Buyer’s affiliates or other parties.  On October 6, 2020, the Company announced that its Board had formed an independent committee comprising of the Company’s inde pen dent directors (the “Special Committee”) to consider the Proposal as well as other alternatives that may be available to the Company .  On October 21, 2020, Houlihan Lokey (China) Limited was retained by the Special Committee to render a written opinion (the “Opinion”), if requested, as to whether the consideration to be received by the unaffiliated shareholders of Wanda Sports Group is fair to them from a fin anc ial point of view.  Skadden, Arps, Slate, Meagher & Flom LLP was engaged as the U.S. Counsel to the Special Committee. Sources: Company management, public filings, Capital IQ. 1. As of 11/30/2020. Executive Summary Situation Overview 4

Executive Summary

Preliminary Proposal Overview

Preliminary Summary of Proposal Value

(USD, EUR and ADS in millions, except per ADS values)

Selected Preliminary Proposal Information	
Per ADS Proposal Consideration	$2.50
ADS Equivalent Outstanding [1]	142.9
Preliminary Implied Proposal Equity Value (USD)	**$357.2**
USD to EUR Exchange Rate as of 11/30/2020	0.84
Preliminary Implied Proposal Equity Value (EUR)	**€ 298.9**
Cash and Cash Equivalents as of 9/30/2020	(151.7)
Investment in Debt & Equity Instruments as of 9/30/2020 [2]	(9.5)
Investment in Associates and Joint Ventures as of 9/30/2020 [3]	(3.6)
Related Party Receivables as of 9/30/2020 [4]	(114.4)
Total Debt as of 9/30/2020	409.5
Long Term Payroll Payables as of 9/30/2020 [5]	16.3
Contingent Consideration as of 9/30/2020 [6]	27.9
Provisions as of 9/30/2020 [7]	10.2
Related Party Liabilities as of 9/30/2020 [4]	4.4
Non-Controlling Interest as of 9/30/2020	2.3
Preliminary Implied Proposal Enterprise Value (EUR)	**€ 490.4**

Preliminary Implied Proposal Multiples

Adjusted EBITDA	Corresponding Base Amount	Implied Multiple
CY 2019	€ 119.5	4.1x
LTM Ended 9/30/2020	€ 90.4	5.4x
CY 2020E	€ 54.4	9.0x
CY 2021E	€ 67.8	7.2x
CY 2022E	€ 87.8	5.6x
CY 2023E	€ 72.1	6.8x
CY 2024E	€ 75.2	6.5x
CY 2021E - CY 2024E Average	€ 75.7	6.5x

Preliminary Implied Premiums to Historical Unaffected Closing ADS Trading Prices

(USD per ADS in actuals)

Unaffected Trading Period as of 9/29/2020	Average Closing / Closing ADS Price [8]	Preliminary Implied Premium of Per ADS Proposal Consideration over Average Closing / Closing ADS Price
1-Day Closing	$1.80	38.9%
5-Day Average Closing	$1.83	36.3%
10-Day Average Closing	$1.90	31.8%
1-Month Average Closing	$1.95	28.0%
3-Month Average Closing	$2.04	22.4%
6-Month Average Closing	$2.22	12.8%
1-Year Average Closing	$2.69	(7.0%)
52-Week High - 2/19/20 Closing	$4.79	(47.8%)
52-Week Low - 3/19/20 Closing	$1.44	73.6%

Sources: Company management, public filings, Capital IQ.

1. *Based on (i) 208.7 million common shares outstanding and (ii) the net dilutive impact of 5.6 million outstanding options exercisable into common shares based on the treasury method, per Company management. Common share to ADS conversion ratio of 3-2, per Company management.*
2. *Represents book value of Company's investments into equity, debt and convertible debt instruments as of 9/30/2020.*
3. *Represents book value of investments in companies in which the Company has a significant influence but does not have control as of 9/30/2020.*
4. *Represents receivables due from and payables due to related parties as of 9/30/2020.*
5. *Represents unfunded liabilities associated with the Company's defined benefit pension plan and termination benefits as of 9/30/2020.*
6. *Represents book value as of 9/30/2020 of contingent consideration associated with prior acquisitions.*
7. *Represents book value of liabilities associated with certain legal matters, compensation related to fraudulent activities and restructuring liabilities as of 9/30/2020.*
8. *Per Capital IQ.*

Preliminary and Confidential | Subject to Further Review and Revision
HOULIHAN LOKEY | 5

Preliminary and Confidential | Subject to Further Review and Revision Executive Summary Illustrative Premiums / (Discounts) to Historical Unaffected ADS Prices Sources: Capital IQ and public filings. 1. Represents the last full trading day prior to receipt and announcement of the Proposal on 9/30/2020. 2. Per Capital IQ Implied Premiums / (Discounts) of Illustrative Proposal Prices to Historical Unaffected ADS Prices (USD in actuals) 6 Illustrative Proposal Price per ADS Price $2.50 $2.60 $2.70 $2.80 $2.90 $3.00 $3.10 $3.20 $3.30 $3.40 $3.50 Premium to Proposal Price at $2.50 per ADS -- 4.0% 8.0% 12.0% 16.0% 20.0% 24.0% 28.0% 32.0% 36.0% 40.0% Unaffected Trading Period Average Closing as of 9/29/2020 [1] ADS Price [2] 1-Day Closing $1.80 38.9% 44.4% 50.0% 55.6% 61.1% 66.7% 72.2% 77.8% 83.3% 88.9% 94.4% 5-Day Average Closing $1.83 36.3% 41.8% 47.2% 52.7% 58.1% 63.6% 69.0% 74.5% 79.9% 85.4% 90.8% 10-Day Average Closing $1.90 31.8% 37.1% 42.3% 47.6% 52.9% 58.1% 63.4% 68.7% 74.0% 79.2% 84.5% 1-Month Average Closing $1.95 28.0% 33.1% 38.2% 43.3% 48.5% 53.6% 58.7% 63.8% 68.9% 74.1% 79.2% 3-Month Average Closing $2.04 22.4% 27.3% 32.2% 37.1% 42.0% 46.9% 51.8% 56.7% 61.6% 66.5% 71.4% 6-Month Average Closing $2.22 12.8% 17.3% 21.8% 26.3% 30.8% 35.3% 39.8% 44.4% 48.9% 53.4% 57.9% 1-Year Average Closing $2.69 (7.0%) (3.3%) 0.4% 4.2% 7.9% 11.6% 15.3% 19.1% 22.8% 26.5% 30.2% 52-Week High Closing - 2/19/2020 $4.79 (47.8%) (45.7%) (43.6%) (41.5%) (39.5%) (37.4%) (35.3%) (33.2%) (31.1%) (29.0%) (26.9%) 52-Week Low Closing - 3/19/2020 $1.44 73.6% 80.6% 87.5% 94.4% 101.4% 108.3% 115.3% 122.2% 129.2% 136.1% 143.1%

Preliminary and Confidential | Subject to Further Review and Revision Sources: Company management, Capital IQ and public filings. 1. Based on ( i ) 208.7 million common shares outstanding and (ii) the net dilutive impact of 5.6 million outstanding options exercisable int o c ommon shares based on the treasury method, per Company management. Common share to ADS conversion ratio of 3 - 2, per Company management. 2. Based on 41.2 million ADS equivalents held by unaffiliated shareholders. 3. Represents the incremental investment required by the Buyer at the corresponding illustrative Proposal price per ADS in exces s o f the Proposal of $2.50 per ADS. Executive Summary Illustrative Aggregate Consideration to Unaffiliated Shareholders Sensitivities Implied EV 1 /Adjusted EBITDA Multiples at Illustrative Proposal Prices (EUR in millions, except per ADS values) Implied Aggregate Consideration to Unaffiliated Shareholders at Illustrative Proposal Prices (USD in millions, except per ADS values) 7 Illustrative Proposal Price per ADS Price $2.50 $2.60 $2.70 $2.80 $2.90 $3.00 $3.10 $3.20 $3.30 $3.40 $3.50 Premium to Proposal Price at $2.50 per ADS -- 4.0% 8.0% 12.0% 16.0% 20.0% 24.0% 28.0% 32.0% 36.0% 40.0% Adjusted EBITDA LTM (9/30/2020) € 90.4 5.4x 5.6x 5.7x 5.8x 6.0x 6.1x 6.2x 6.3x 6.5x 6.6x 6.7x CY 2020E € 54.4 9.0x 9.2x 9.5x 9.7x 9.9x 10.1x 10.3x 10.6x 10.8x 11.0x 11.2x CY 2021E € 67.8 7.2x 7.4x 7.6x 7.8x 7.9x 8.1x 8.3x 8.5x 8.6x 8.8x 9.0x CY 2022E € 87.8 5.6x 5.7x 5.9x 6.0x 6.1x 6.3x 6.4x 6.5x 6.7x 6.8x 6.9x CY 2023E € 72.1 6.8x 7.0x 7.1x 7.3x 7.5x 7.6x 7.8x 8.0x 8.1x 8.3x 8.5x CY 2024E € 75.2 6.5x 6.7x 6.8x 7.0x 7.2x 7.3x 7.5x 7.6x 7.8x 8.0x 8.1x Average Adjusted EBITDA CY 2021E - CY 2024E € 75.7 6.5x 6.6x 6.8x 6.9x 7.1x 7.3x 7.4x 7.6x 7.7x 7.9x 8.1x Illustrative Proposal Price per ADS Price $2.50 $2.60 $2.70 $2.80 $2.90 $3.00 $3.10 $3.20 $3.30 $3.40 $3.50 Premium to Proposal Price at $2.50 per ADS -- 4.0% 8.0% 12.0% 16.0% 20.0% 24.0% 28.0% 32.0% 36.0% 40.0% Illustrative Consideration to Unaffiliated Shareholders [2] $102.9 $107.0 $111.1 $115.2 $119.4 $123.5 $127.6 $131.7 $135.8 $139.9 $144.1 Incremental Consideration Required [3] -- $4.1 $8.2 $12.3 $16.5 $20.6 $24.7 $28.8 $32.9 $37.0 $41.2

Page 1. Executive Summary 3 2. Preliminary Financial Analyses 8 3. Selected Public Market Observations 16 4. Appendices 36 5. Disclaimer 45

Preliminary and Confidential | Subject to Further Review and Revision Sources: Company management, public filings, Capital IQ, Bloomberg. Note: No particular weight was attributed to any single analysis. Note: Based on ( i ) 208.7 million common shares outstanding and (ii) the net dilutive impact of 5.6 million outstanding options exercisable int o c ommon shares based on the treasury method, per Company management. Common share to ADS conversion ratio of 3 - 2, per Company management. Preliminary Financial Analyses Summary (dollars in actuals) Preliminary Selected Companies Analysis CY 2021E Adjusted EBITDA 6.5x – 8.5 x CY 2022E Adjusted EBITDA 5.0x – 7.0 x Average CY 2021E – CY 2024E Adjusted EBITDA 6.0x – 8.0 x Preliminary Discounted Cash Flow Analysis Discount Rate: 8.0% – 12.0% Terminal Multiple : 6.0x – 8.0x Preliminary Implied Per ADS Value Reference Ranges 9 $2.29 $2.20 $2.07 $2.08 $3.79 $3.47 $3.54 $3.22 $0.00 $1.00 $2.00 $3.00 $4.00 $5.00 $6.00

Preliminary Financial Analyses Summary

Preliminary Implied Per ADS Value Reference Ranges

(USD, EUR and ADS in millions, except per ADS values)

	Preliminary Selected Companies Analysis CY 2021E Adjusted EBITDA			Preliminary Selected Companies Analysis CY 2022E Adjusted EBITDA			Preliminary Selected Companies Analysis CY 2021E - CY 2024E Average Adjusted EBITDA			Preliminary Discounted Cash Flow Analysis Terminal Multiple 6.0x – 8.0x Discount Rate 8.0% – 12.0%		
Capitalized Adjusted EBITDA		€ 67.8			€ 87.8			€ 75.7				
Selected Multiples Range	6.5x	–	8.5x	5.0x	–	7.0x	6.0x	–	8.0x			
Preliminary Implied Enterprise Value Reference Range	€ 440.6	–	€ 576.2	€ 438.9	–	€ 614.5	€ 454.4	–	€ 605.9	€ 465.3	–	€ 644.0
Cash and Cash Equivalents as of 9/30/2020	151.7	–	151.7	151.7	–	151.7	151.7	–	151.7	151.7	–	151.7
Investment in Debt & Equity Securities as of 9/30/2020 [1]	9.5	–	9.5	9.5	–	9.5	9.5	–	9.5	9.5	–	9.5
Investment in Associates and Joint Ventures as of 9/30/2020 [2]	3.6	–	3.6	3.6	–	3.6	3.6	–	3.6	3.6	–	3.6
Related Party Receivables as of 9/30/2020 [3]	114.4	–	114.4	114.4	–	114.4	114.4	–	114.4	114.4	–	114.4
Preliminary Implied Total Enterprise Value Reference Range	€ 719.7	–	€ 855.3	€ 718.0	–	€ 893.6	€ 733.5	–	€ 885.0	€ 744.4	–	€ 923.1
Total Debt as of 9/30/2020	(409.5)	–	(409.5)	(409.5)	–	(409.5)	(409.5)	–	(409.5)	(409.5)	–	(409.5)
Long Term Payroll Payables as of 9/30/2020 [4]	(16.3)	–	(16.3)	(16.3)	–	(16.3)	(16.3)	–	(16.3)	(16.3)	–	(16.3)
Contingent Consideration as of 9/30/2020 [5]	(27.9)	–	(27.9)	(27.9)	–	(27.9)	(27.9)	–	(27.9)	(27.9)	–	(27.9)
Provisions as of 9/30/2020 [6]	(10.2)	–	(10.2)	(10.2)	–	(10.2)	(10.2)	–	(10.2)	(10.2)	–	(10.2)
Related Party Liabilities as of 9/30/2020 [3]	(4.4)	–	(4.4)	(4.4)	–	(4.4)	(4.4)	–	(4.4)	(4.4)	–	(4.4)
Non-Controlling Interest as of 9/30/2020	(2.3)	–	(2.3)	(2.3)	–	(2.3)	(2.3)	–	(2.3)	(2.3)	–	(2.3)
Preliminary Implied Total Equity Value Reference Range (EUR)	€ 249.1	–	€ 384.7	€ 247.4	–	€ 423.0	€ 262.9	–	€ 414.3	€ 273.7	–	€ 452.5
USD to EUR Exchange Rate as of 11/30/2020	0.84	–	0.84	0.84	–	0.84	0.84	–	0.84	0.84	–	0.84
Preliminary Implied Total Equity Value Reference Range (USD)	$297.7	–	$459.7	$295.7	–	$505.5	$314.2	–	$495.2	$327.1	–	$540.8
ADS Equivalents Outstanding [7]	142.9	–	142.9	142.9	–	142.9	142.9	–	142.9	142.9	–	142.9
Preliminary Implied Per ADS Value Reference Range	**$2.08**	–	**$3.22**	**$2.07**	–	**$3.54**	**$2.20**	–	**$3.47**	**$2.29**	–	**$3.79**

Implied Adjusted EBITDA Multiples	Adj. EBITDA												
CY 2019	€ 119.5	3.7x	–	4.8x	3.7x	–	5.1x	3.8x	–	5.1x	3.9x	–	5.4x
LTM (9/30/2020)	€ 90.4	4.9x	–	6.4x	4.9x	–	6.8x	5.0x	–	6.7x	5.1x	–	7.1x
CY 2020E	€ 54.4	8.1x	–	10.6x	8.1x	–	11.3x	8.4x	–	11.1x	8.6x	–	11.8x
CY 2021E	€ 67.8	6.5x	–	8.5x	6.5x	–	9.1x	6.7x	–	8.9x	6.9x	–	9.5x
CY 2022E	€ 87.8	5.0x	–	6.6x	5.0x	–	7.0x	5.2x	–	6.9x	5.3x	–	7.3x
CY 2023E	€ 72.1	6.1x	–	8.0x	6.1x	–	8.5x	6.3x	–	8.4x	6.4x	–	8.9x
CY 2024E	€ 75.2	5.9x	–	7.7x	5.8x	–	8.2x	6.0x	–	8.1x	6.2x	–	8.6x
CY 2021E - CY 2024E Average	€ 75.7	5.8x	–	7.6x	5.8x	–	8.1x	6.0x	–	8.0x	6.1x	–	8.5x

See the following page for footnotes.

Preliminary and Confidential | Subject to Further Review and Revision

HOULIHAN LOKEY | 10

Preliminary and Confidential | Subject to Further Review and Revision Preliminary Financial Analyses Summary (cont.) Sources: Company management, public filings, Capital IQ, Bloomberg. Note: No particular weight was attributed to any analysis. 1. Represents book value of Company’s investments into equity, debt and convertible debt instruments as of 9/30/2020. 2. Represents book value of investments in companies in which the Company has a significant influence but does not have control as of 9/30/2020. 3. Represents receivables due from and payables due to related parties as of 9/30/2020. 4. Represents unfunded liabilities associated with the Company’s defined benefit pension plan and termination benefits as of 9/3 0/2 020. 5. Represents book value as of 9/30/2020 of contingent consideration associated with prior acquisitions. 6. Represents book value of liabilities associated with certain legal matters, compensation related to fraudulent activities and re structuring liabilities as of 9/30/2020. 7. Based on ( i ) 208.7 million common shares outstanding and (ii) the net dilutive impact of 5.6 million outstanding options exercisable int o c ommon shares based on the treasury method, per Company management. Common share to ADS conversion ratio of 3 - 2, per Company management. 11

Preliminary and Confidential | Subject to Further Review and Revision Selected Historical & Projected Financial Information Sources: Company management, public filings. Note: Historical financial information excludes The IRONMAN Group which was disposed of in July 2020. Note: Historical and Projected Adjusted EBITDA excludes impact of income from associates and joint ventures. 1. CY 2020E revenue and gross profit information for the Spectator Sports segment is for reference only, per Company management. 2. Figures primarily relate to rental income, bad debt expense, insurance refunds, among other items. 3. Total Adjustments: 4. Represents other one - time expenses, including acquisition - related expenses, extraordinary customer termination costs and re - meas urement of contingent consideration, among other items. Share-Based Compensation € 6.9 € 3.0 € 13.9 € 7.3 € 3.6 NA NA NA NA Bad Debt Expenses Related to Specific Customer -- 27.1 -- -- -- -- -- -- -- Estimated Compensation Related to Fraudulent Activities -- -- 12.4 4.1 -- -- -- -- -- Expenses Related to IPO and Financings 0.3 2.6 4.6 1.4 0.3 -- -- -- -- Restructure and Disposal of Investments / Subsidiaries 3.4 0.0 2.5 6.4 3.9 -- -- -- -- Other Adjustments [4] 0.5 2.9 (0.0) (0.1) 0.4 -- -- -- -- Total Adjustments € 11.1 € 35.7 € 33.4 € 19.2 € 8.2 € 0.0 € 0.0 € 0.0 € 0.0 (EUR in millions) 12

Preliminary and Confidential | Subject to Further Review and Revision Selected Historical & Projected Financial Information Segment Detail Source: Company management. Note: Historical financial information excludes The IRONMAN Group which was disposed of in July 2020. 1. CY 2020E revenue and gross profit information for the Spectator Sports segment is for reference only, per Company management. (EUR in millions) 13 2017 - 2019 2021E - 2024E Fiscal Year Ended December 31, LTM Ended Fiscal Year Ending December 31, Average Average 2017 2018 2019 9/30/2020 2020E 2021E 2022E 2023E 2024E Gross Margin Gross Margin Spectator Sports [1] Football Revenue € 258.7 € 253.5 € 176.1 € 173.9 € 164.2 € 165.2 € 148.8 € 134.5 € 135.5 Growth % -2.0% -30.5% -6.8% 0.6% -9.9% -9.6% 0.7% Gross Profit € 104.1 € 117.9 € 78.7 € 89.3 € 79.3 € 77.9 € 68.8 € 42.3 € 43.6 Margin % 40.2% 46.5% 44.7% 51.3% 48.3% 47.2% 46.3% 31.4% 32.2% 43.8% 39.3% Winter Sports Revenue € 162.0 € 158.1 € 231.4 € 109.5 € 107.4 € 228.6 € 171.7 € 268.6 € 186.0 Growth % -2.4% 46.3% -53.6% 112.7% -24.9% 56.4% -30.8% Gross Profit € 54.0 € 56.6 € 59.3 € 39.1 € 41.2 € 45.1 € 57.9 € 72.4 € 66.9 Margin % 33.3% 35.8% 25.6% 35.7% 38.4% 19.7% 33.7% 27.0% 36.0% 31.6% 29.1% Summer Sports Revenue € 126.3 € 112.2 € 160.9 € 91.9 € 108.6 € 148.9 € 195.9 € 165.2 € 203.5 Growth % -11.2% 43.4% -32.5% 37.0% 31.6% -15.7% 23.2% Gross Profit € 40.0 € 33.6 € 47.5 € 32.1 € 5.0 € 43.0 € 51.5 € 51.1 € 51.7 Margin % 31.6% 30.0% 29.6% 35.0% 4.6% 28.9% 26.3% 30.9% 25.4% 30.4% 27.9% Total Spectator Sports Revenue € 547.1 € 523.8 € 568.4 € 375.4 € 380.3 € 542.6 € 516.4 € 568.3 € 524.9 Growth % -4.2% 8.5% -33.1% 42.7% -4.8% 10.0% -7.6% Gross Profit € 198.1 € 208.2 € 185.6 € 160.4 € 125.6 € 166.0 € 178.2 € 165.8 € 162.2 Margin % 36.2% 39.7% 32.6% 42.7% 33.0% 30.6% 34.5% 29.2% 30.9% 36.2% 31.3% Mass Participation Revenue € 22.7 € 40.3 € 65.1 € 23.3 € 14.3 € 63.0 € 72.8 € 79.1 € 91.7 Growth % 77.4% 61.7% -78.0% 339.8% 15.6% 8.5% 15.9% Gross Profit € 9.1 € 15.4 € 25.2 € 7.1 € 0.6 € 20.2 € 23.9 € 26.4 € 31.3 Margin % 40.2% 38.2% 38.7% 30.3% 4.3% 32.1% 32.8% 33.4% 34.1% 39.1% 33.1% DPSS Revenue € 156.1 € 321.3 € 135.9 € 90.5 € 82.5 € 132.6 € 301.7 € 129.8 € 142.2 Growth % 105.8% -57.7% -39.3% 60.8% 127.5% -57.0% 9.5% Gross Profit € 42.2 € 56.4 € 41.5 € 34.6 € 34.2 € 52.8 € 63.8 € 55.1 € 63.2 Margin % 27.0% 17.5% 30.6% 38.2% 41.5% 39.8% 21.2% 42.5% 44.5% 25.0% 37.0%

Preliminary Selected Companies Analysis

(dollars in millions, except per share/ADS values)

Advertising Agency Selected Companies	Country	Exchange	Share / ADS Price [2]	Equity Market Value [2,3]	Enterprise Value [2,3]	Enterprise Value [1] to Adjusted EBITDA CY 2021E [4]	CY 2022E [4]	Average 2021E - 2024E [4]
Cheil Worldwide Inc.	South Korea	KOSE	$18.73	$1,896.8	$1,462.1	5.8x	5.4x	3.9x
Dentsu Group Inc.	Japan	TSE	32.58	9,166.4	13,253.5	8.0x	7.6x	*NA*
Omnicom Group Inc.	United States	NYSE	63.00	13,568.5	16,768.6	7.8x	7.5x	7.4x
Publicis Groupe S.A.	France	ENXTPA	45.52	11,157.0	14,459.3	5.5x	5.3x	5.5x
The Interpublic Group of Companies, Inc.	United States	NYSE	22.28	8,785.8	11,312.8	8.0x	7.6x	7.5x
WPP plc	United Kingdom	LSE	9.68	11,979.6	16,106.8	6.7x	6.3x	6.4x
Low						5.5x	5.3x	3.9x
High						8.0x	7.6x	7.5x
Median						7.2x	6.9x	6.4x
Mean						7.0x	6.6x	6.1x
TV Network Selected Companies								
Discovery, Inc.	United States	NasdaqGS	$26.91	$17,706.9	$33,083.9	8.1x	7.8x	8.0x
Fox Corporation	United States	NasdaqGS	28.84	17,170.6	20,381.6	8.0x	7.7x	8.0x
MSG Networks Inc.	United States	NYSE	12.14	695.2	1,515.3	6.7x	*NA*	*NA*
ViacomCBS Inc.	United States	NasdaqGS	35.28	21,847.0	39,367.0	8.0x	7.6x	7.8x
Low						6.7x	7.6x	7.8x
High						8.1x	7.8x	8.0x
Median						8.0x	7.7x	8.0x
Mean						7.7x	7.7x	7.9x
TV Broadcasting Selected Companies								
ITV plc	United Kingdom	LSE	$1.26	$5,045.2	$5,965.6	7.3x	6.9x	7.1x
Mediaset S.p.A.	Italy	BIT	2.36	2,684.4	4,629.3	7.6x	6.3x	*NA*
Nexstar Media Group, Inc.	United States	NasdaqGS	105.25	4,926.0	12,418.7	7.7x	6.6x	6.8x
Sinclair Broadcast Group, Inc.	United States	NasdaqGS	27.26	2,028.6	14,113.6	10.0x	8.3x	9.0x
TEGNA Inc.	United States	NYSE	14.41	3,165.0	6,921.3	8.6x	6.6x	*NA*
Télévision Française 1 Société anonyme	France	ENXTPA	7.74	1,628.8	1,811.4	3.6x	3.6x	*NA*
Low						3.6x	3.6x	6.8x
High						10.0x	8.3x	9.0x
Median						7.6x	6.6x	7.1x
Mean						7.5x	6.4x	7.6x
WSG (Current as of 11/30/2020)	China	NasdaqGS	$2.27	$324.2	$559.0	3.5x	2.8x	*NA*
WSG (Unaffected as of 9/29/2020) [5]	China	NasdaqGS	$1.80	$257.0	$487.7	3.1x	2.5x	*NA*

Sources: Bloomberg, Capital IQ, public filings and Wall Street research.

1. *Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalents.*
2. *Based on closing prices as of 11/30/2020.*
3. *Based on diluted shares.*
4. *Multiples based on forward looking financial information may have been calendarized to the Company's fiscal year end of December 31st.*
5. *Represents the last full trading day prior to receipt and announcement of the Proposal on 9/30/2020.*

Preliminary and Confidential | Subject to Further Review and Revision

HOULIHAN LOKEY | 14

Preliminary Discounted Cash Flow Analysis

(EUR in millions)

For purposes of calculating terminal value, 2024E Adjusted EBITDA is adjusted to capture event-driven cyclicality of certain of the Company's segments.

	Projected Fiscal Year Ending December 31,				
	2020E [1]	2021E	2022E	2023E	2024E
Revenues, Net	**€ 170.4**	**€ 738.2**	**€ 891.0**	**€ 777.2**	**€ 758.8**
Growth %		*54.8%*	*20.7%*	*-12.8%*	*-2.4%*
Cost of Sales	(141.9)	(499.3)	(625.0)	(529.8)	(502.0)
Personnel Expenses	(19.6)	(129.2)	(136.1)	(131.4)	(136.2)
Selling, Office & Administrative Expenses	(14.9)	(42.8)	(42.8)	(44.5)	(46.0)
Other Operating Income / (Expenses), Net [2]	3.3	0.8	0.8	0.8	0.7
Adjusted EBITDA	**(€ 2.8)**	**€ 67.8**	**€ 87.8**	**€ 72.1**	**€ 75.2**
Depreciation & Amortization	(5.6)	(22.6)	(23.2)	(22.6)	(21.2)
Adjusted EBIT	**(€ 8.3)**	**€ 45.2**	**€ 64.6**	**€ 49.5**	**€ 54.0**
Taxes [3]	2.2	(11.8)	(16.8)	(12.9)	(14.0)
Unlevered Earnings	**(€ 6.2)**	**€ 33.5**	**€ 47.8**	**€ 36.6**	**€ 40.0**
Capital Expenditures	(4.6)	(13.3)	(7.6)	(7.8)	(7.9)
Depreciation & Amortization	5.6	22.6	23.2	22.6	21.2
Unlevered Free Cash Flows	**(€ 5.2)**	**€ 42.7**	**€ 63.4**	**€ 51.5**	**€ 53.3**

2024E Cyclicality-Adjusted EBITDA Assumptions	
2024E Football Gross Profit [4]	€ 43.6
2023E - 2024E Average Winter Sports Gross Profit [5]	69.7
2021E - 2024E Average Summer Sports Gross Profit [6]	49.3
Cyclicality-Adjusted Spectator Sports Gross Profit	€ 162.6
2024E Mass Participation Gross Profit [4]	31.3
2024E Cyclicality-Adjusted DPSS Gross Profit [7]	65.7
2024E Cyclicality-Adjusted Gross Profit	**€ 259.5**
2023E - 2024E Average Personnel Expenses [8]	(133.8)
2024E Selling, Office & Administrative Expenses [4]	(46.0)
2024E Other Operating Income / (Expenses), Net [4]	0.7
2024E Cyclicality-Adjusted EBITDA	**€ 80.4**

Discount Rate	Present Value of Cash Flows (2020E - 2024E)	+	PV of Terminal Value as a Multiple of 2024E Cyclicality-Adjusted EBITDA			=	Implied Enterprise Value		
			6.0x	7.0x	8.0x		6.0x	7.0x	8.0x
8.0%	€ 174.3		€ 352.3	€ 411.0	€ 469.7		€ 526.6	€ 585.3	€ 644.0
9.0%	€ 171.0		€ 339.3	€ 395.8	€ 452.3		€ 510.3	€ 566.8	€ 623.3
10.0%	€ 167.8		€ 326.8	€ 381.3	€ 435.8		€ 494.6	€ 549.1	€ 603.6
11.0%	€ 164.6		€ 315.0	€ 367.5	€ 420.0		€ 479.6	€ 532.1	€ 584.6
12.0%	€ 161.6		€ 303.6	€ 354.2	€ 404.9		€ 465.3	€ 515.9	€ 566.5

Discount Rate	PV of Terminal Value as a % of Enterprise Value		
	6.0x	7.0x	8.0x
8.0%	66.9%	70.2%	72.9%
9.0%	66.5%	69.8%	72.6%
10.0%	66.1%	69.4%	72.2%
11.0%	65.7%	69.1%	71.8%
12.0%	65.3%	68.7%	71.5%

Source: Company management.
Note: Present values as of 11/30/2020; mid-year convention applied.
Note: At the direction of Company management, forecasted change in net working capital in each projection period is assumed to be €0.

1. *Represents projected remaining 2020E results based on YTD results as of September 30, 2020.*
2. *Figures primarily relate to rental income, bad debt expense, insurance refunds, among other items.*
3. *Tax rate at 26.0%, per Company management.*
4. *Certain segments and expenses are not cyclical in nature and expected 2024E performance as a representative level.*
5. *Financial performance largely impacted by FIS Ski World Championships that are held every other year. As such, two-year average performance is a representative level.*
6. *Financial performance largely impacted by (i) EHF European Championships held in even years, (ii) FIBA Basketball World Cup held every four years (latest in 2019), and (iii) CEV European Volleyball Championships held in odd years. As such, four-year average performance is a representative level.*
7. *DPSS "base" revenue and gross profit is expected to grow over the projection period mainly due to growth in the Company's digital service business, per Company management. Additionally, DPSS performance spikes every four years due to the World Cup, with an estimated gross margin impact of ~€10 million. 2024E cyclicality Adjusted DPSS Gross Profit calculated as (i) 2024E gross profit which reflects the "base" DPSS segment plus (ii) ~€10 million impact of World Cup multiplied by 25.0% to account for occurrence every four years.*
8. *Two-year average used to account for variation in Personnel Expenses in the projection period.*

Preliminary and Confidential | Subject to Further Review and Revision
HOULIHAN LOKEY | 15

Page 1. Executive Summary 3 2. Preliminary Financial Analyses 8 3. Selected Public Market Observations 16 Illustrative Impact of COVID - 19 17 Selected Trading Information 23 Selected WSG Equity Research Observations 31 4. Appendices 36 5. Disclaimer 45

Page 1. Executive Summary 3 2. Preliminary Financial Analyses 8 3. Selected Public Market Observations 16 Illustrative Impact of COVID - 19 17 Selected Trading Information 23 Selected WSG Equity Research Observations 31 4. Appendices 36 5. Disclaimer 45

Preliminary and Confidential | Subject to Further Review and Revision COVID-19 "Recovery" Wanda Sports Group (62.4%) Advertising Agency Companies Index (26.0%) Pre COVID-19 Peak TV Network Companies Index (29.8%) to TV Broadcasting Companies Index (33.6%) Proposal (9/29/2020) MSCI World Index (3.1%) Wanda Sports Group (69.9%) Initial COVID-19 Advertising Agency Companies Index (46.9%) Impact to Share Price TV Network Companies Index (46.8%) (Peak to Trough) TV Broadcasting Companies Index (47.3%) MSCI World Index (34.2%) Since Proposal (9/30/2020 – 11/30/2020) 8.2% Sources: Capital IQ, public filings. Note: Advertising Agency Companies Index is equally weighted and includes Cheil Worldwide Inc., Dentsu Group Inc., Omnicom Group Inc., Publicis Groupe S.A., The Interpublic Group of Companies, Inc. and WPP plc. Note: TV Network Companies Index is equally weighted and includes Discovery, Inc., Fox Corporation, MSG Networks Inc., and ViacomCBS Inc. Note: TV Broadcasting Companies Index is equally weighted and includes ITV plc, Mediaset S.p.A., Nexstar Media Group, Inc., Sinclair Broadcast Group, Inc., TEGNA Inc., and Television Francaise 1 SA. Relative Total Shareholder Return Since Wanda Sports Group IPO 2.2% 22.2% 18.8% Wanda Sports Group confirms preliminary discussions on potential IRONMAN sale 27.1% Share Price Performance Prior to Proposal 7/26/2019 - 9/29/2020 Wanda Sports Group (65.1%) Advertising Agency Companies Index (29.0%) TV Network Companies Index (37.3%) TV Broadcasting Companies Index (35.0%) MSCI World Index 6.5% -80.0% -70.0% -60.0% -50.0% -40.0% -30.0% -20.0% -10.0% 0.0% 10.0% 20.0% Jul-19 Oct-19 Jan-20 Mar-20 Jun-20 Aug-20 Nov-20 Relative Share Price Return Wanda Sports Group Advertising Agency Companies Index TV Network Companies Index TV Broadcasting Companies Index MSCI World Index 18

Equity Research Analysts Price Targets

Comparison of Current Price Targets to Pre COVID-19

	Advertising Agency Selected Companies	TV Network Selected Companies	TV Broadcasting Selected Companies
Low	(28.3%)	(46.2%)	(49.6%)
Median	(14.2%)	(31.1%)	(31.0%)
Average	(16.0%)	(31.3%)	(25.8%)
High	(6.8%)	(16.6%)	(6.6%)

Advertising Agency Selected Companies

(dollars per share)



▼(15.0%)
▼(13.4%)
▼(25.1%)
▼(7.4%)
▼(6.8%)
▼(28.3%)
$27.90
$23.72
$41.62
$36.06
$79.93
$59.83
$50.55
$46.83
$24.77
$23.09
$14.36
$10.29
Cheil
Dentsu
Omnicom
Publicis
Interpublic
WPP

TV Network Selected Companies

(dollars per share)



▼(26.4%)
▼(16.6%)
▼(46.2%)
▼(35.8%)
$34.22
$25.17
$37.17
$31.00
$17.65
$9.50
$47.63
$30.56
Discovery
Fox
MSGN
ViacomCBS

TV Broadcasting Selected Companies

(dollars per share)



▼(31.0%)
▼(33.0%)
▼(6.6%)
▼(49.6%)
▼(8.6%)
▼(23.0%)
$1.86
$1.28
$3.18
$2.13
$137.91
$128.80
$45.18
$22.78
$17.90
$16.36
$10.82
$8.33
ITV
Mediaset
Nexstar
Sinclair
TEGNA
Television Francaise

Average Price Target as of 1/2/2020[1,2]   Average Price Target as of 11/30/2020[2]

Source: Bloomberg.
Note: Price targets for companies trading on foreign exchanges are converted to USD based on the exchange rate as of 1/2/2020 and 11/30/2020, respectively, per Capital IQ.
1. Represents proxy for pre-COVID-19 date.
2. Based on average equity research analyst price target per Bloomberg.

Preliminary and Confidential | Subject to Further Review and Revision
HOULIHAN LOKEY | 19

Equity Research Analysts Projections

Advertising Agency Selected Companies | Comparison to Pre COVID-19 Estimates

FY 2020E Adjusted EBITDA

(dollars in millions)

FY 2020E Adjusted EBITDA Estimate	
Average % Change	(13.9%)
Median % Change	(13.2%)



▼(5.4%)
▼(10.8%)
▼(19.1%)
▼(8.1%)
▼(15.6%)
▼(24.3%)
$232.4
$219.9
$1,602.5
$1,429.0
$2,388.0
$1,933.0
$2,616.0
$2,404.0
$1,469.0
$1,240.0
$2,791.1
$2,114.0
Cheil Worldwide Inc.
Dentsu Group Inc.
Omnicom Group Inc.
Publicis Groupe S.A.
The Interpublic Group of Companies, Inc.
WPP plc

FY 2021E Adjusted EBITDA

(dollars in millions)

FY 2021E Adjusted EBITDA Estimate	
Average % Change	(6.7%)
Median % Change	(5.5%)



▼(1.9%)
▲3.5%
▼(12.3%)
▼(3.1%)
▼(7.8%)
▼(18.9%)
$255.7
$250.9
$1,606.0
$1,663.0
$2,447.0
$2,147.0
$2,680.9
$2,597.0
$1,532.0
$1,412.0
$2,955.6
$2,397.0
Cheil Worldwide Inc.
Dentsu Group Inc.
Omnicom Group Inc.
Publicis Groupe S.A.
The Interpublic Group of Companies, Inc.
WPP plc

Consensus Adjusted EBITDA as of 1/2/2020[1,2]   Consensus Adjusted EBITDA as of 11/30/2020[2]

Source: Bloomberg.

Note: Projections for companies that report in foreign currencies are converted to USD based on the exchange rate as of 1/2/2020 and 11/30/2020, respectively, per Capital IQ.

1. Represents proxy for pre-COVID-19 date.

2. Based on consensus Adjusted EBITDA estimate per Bloomberg.

Preliminary and Confidential | Subject to Further Review and Revision

HOULIHAN LOKEY | 20

Preliminary and Confidential | Subject to Further Review and Revision Equity Research Analysts Projections TV Network Selected Companies | Comparison to Pre COVID - 19 Estimates FY 2020E Adjusted EBITDA ▼ (15.1%) ▲ 3.9% ▼ (7.3%) (dollars in millions ) ▼ (16.7%) FY 2021E Adjusted EBITDA (dollars in millions ) ▼ (14.6%) ▼ (8.6%) ▼ (27.4%) ▼ (19.4%) Source: Bloomberg. Note: Projections for companies that report in foreign currencies are converted to USD based on the exchange rate as of 1/2/2 020 and 11/30/2020, respectively, per Capital IQ. 1. Represents proxy for pre - COVID - 19 date. 2. Based on consensus Adjusted EBITDA estimate per Bloomberg. $4,753.0 $2,549.0 $323.5 $6,256.0 $4,036.0 $2,648.0 $300.0 $5,209.0 Discovery, Inc. Fox Corporation MSG Networks Inc. ViacomCBS Inc. $4,786.0 $2,752.0 $310.0 $6,761.0 $4,086.0 $2,516.0 $250.0 $4,911.0 Discovery, Inc. Fox Corporation MSG Networks Inc. ViacomCBS Inc. Consensus Adjusted EBITDA as of 1/2/2020 1,2 Consensus Adjusted EBITDA as of 11/30/2020 2 21 FY 2020E Adjusted EBITDA Estimate Average % Change (8.8%) Median % Change (11.2%) FY 2021E Adjusted EBITDA Estimate Average % Change (17.5%) Median % Change (17.0%)

Equity Research Analysts Projections

TV Broadcasting Selected Companies | Comparison to Pre COVID-19 Estimates

FY 2020E Adjusted EBITDA

(dollars in millions)

FY 2020E Adjusted EBITDA Estimate	
Average % Change	(17.8%)
Median % Change	(15.2%)



▼(23.5%)
▼(48.0%)
▼(1.1%)
▼(17.7%)
▼(4.0%)
▼(12.6%)
$940.5
$719.4
$976.7
$507.8
$1,901.0
$1,880.0
$2,245.0
$1,848.0
$1,004.0
$963.6
$516.8
$451.5
ITV plc
Mediaset S.p.A.
Nexstar Media Group, Inc.
Sinclair Broadcast Group, Inc.
TEGNA Inc.
Television Francaise

FY 2021E Adjusted EBITDA

(dollars in millions)

FY 2021E Adjusted EBITDA Estimate	
Average % Change	(12.4%)
Median % Change	(14.2%)



▼(20.4%)
▼(35.9%)
▲5.1%
▼(23.9%)
▲8.7%
▼(8.0%)
$1,013.0
$806.5
$949.1
$608.3
$1,538.0
$1,617.0
$1,855.0
$1,412.0
$736.0
$800.3
$548.2
$504.4
ITV plc
Mediaset S.p.A.
Nexstar Media Group, Inc.
Sinclair Broadcast Group, Inc.
TEGNA Inc.
Television Francaise

Consensus Adjusted EBITDA as of 1/2/2020[1,2]   Consensus Adjusted EBITDA as of 11/30/2020[2]

Source: Bloomberg.
Note: Projections for companies that report in foreign currencies are converted to USD based on the exchange rate as of 1/2/2020 and 11/30/2020, respectively, per Capital IQ.
1. Represents proxy for pre-COVID-19 date.
2. Based on consensus Adjusted EBITDA estimate per Bloomberg.

Preliminary and Confidential | Subject to Further Review and Revision
HOULIHAN LOKEY | 22

Page 1. Executive Summary 3 2. Preliminary Financial Analyses 8 3. Selected Public Market Observations 16 Illustrative Impact of COVID - 19 17 Selected Trading Information 23 Selected WSG Equity Research Observations 31 4. Appendices 36 5. Disclaimer 45

Market Trading Overview

(USD, EUR and ADS in millions, except per share values and where otherwise noted)

Public Market Enterprise Value

	Current ADS Price as of 11/30/2020	Unaffected ADS Price as of 9/29/2020
Closing ADS Price	$2.27	$1.80
ADS Equivalents Outstanding [1]	142.8	142.8
Market Value of Equity (USD)	**$324.2**	**$257.0**
USD to EUR Exchange Rate [2]	0.84	0.85
Market Value of Equity (EUR)	**€ 271.2**	**€ 219.0**
Cash and Cash Equivalents as of 7/31/2020 [3]	(208.7)	(208.7)
Investment in Debt & Equity Instruments as of 12/31/2019 [5]	(22.9)	(22.9)
Investment in Associates and Joint Ventures as of 6/30/2020 [4]	(3.7)	(3.7)
Related Party Receivables as of 12/31/2019 [5]	(112.8)	(112.8)
Total Debt as of 7/31/2020 [3]	472.5	472.5
Long Term Payroll Payables as of 6/30/2020 [4]	16.0	16.0
Contingent Consideration as of 12/31/2019 [5]	36.8	36.8
Provisions as of 6/30/2020 [4]	4.3	4.3
Share-Based Payment Liabilities as of 12/31/2019 [5]	11.9	11.9
Non-Controlling Interest as of 6/30/2020 [4]	3.0	3.0
Public Market Enterprise Value (EUR)	**€ 467.7**	**€ 415.4**

Selected Trading Information [2]

	Current as of as of 11/30/2020	Unaffected as of as of 9/29/2020
10-Day Average	$2.17	$1.90
1-Month Average	$2.19	$1.95
3-Month Average	$2.13	$2.04
6-Month Average	$2.16	$2.22
52-Week High Closing Price	$4.79	$4.79
52-Week Low Closing Price	$1.44	$1.44

Selected Implied Trading Multiples

		Current ADS Price as of 11/30/2020	Unaffected ADS Price as of 9/29/2020
Enterprise Value / Adjusted EBITDA			
CY 2020E [6]	€ 86.7	5.4x	4.8x
CY 2021E [6]	€ 133.0	3.5x	3.1x
CY 2022E [6]	€ 165.2	2.8x	2.5x

Other Market Information

	Current as of as of 11/30/2020	Unaffected as of as of 9/29/2020
90-Day Average Daily Trading Value [2]	$0.3	$0.2
% of Market Value of Equity	*0.09%*	*0.09%*
90-Day Average Daily Trading Volume (in thousands) [2]	129.5	107.8
% of Total ADS Outstanding	*0.09%*	*0.08%*
% of Total Public Float	*0.31%*	*0.26%*
Total Public Float [7]	41.2	
% of Total ADS Outstanding [7]	*29.6%*	

Sources: Capital IQ, public filings, Wall Street Research, Company management.

1. *Based on (i) 205.0 million common shares outstanding and (ii) the net dilutive impact of 9.3 million outstanding options exercisable into common shares based on the treasury method, per Form 20-F for year ended 12/31/2019. Common share to ADS conversion ratio of 3-2, per public filings.*
2. *Per Capital IQ.*
3. *Represents balance as of 7/31/2020, per public filings, that give effect to the Company's disposal of The IRONMAN Group.*
4. *Per press release announcing financial results for period ended 6/30/2020.*
5. *Per Form 20-F for year ended 12/31/2019.*
6. *Represents average estimate per Citigroup, Deutsche Bank and Loop Capital Markets equity research reports.*
7. *Represents ADS equivalents held by shareholders other than the Buyer per Company management. Based on 208.7 million common shares outstanding or an equivalent of 139.1 million ADS, per Company management.*

Preliminary and Confidential | Subject to Further Review and Revision

HOULIHAN LOKEY | 24

Preliminary and Confidential | Subject to Further Review and Revision 0.0 0.5 1.0 1.5 2.0 2.5 3.0 3.5 4.0 $0.00 $1.00 $2.00 $3.00 $4.00 $5.00 $6.00 7/26/2019 9/26/2019 11/26/2019 1/26/2020 3/26/2020 5/26/2020 7/26/2020 9/26/2020 11/26/2020 Volume (mm) Daily Trading Volume Closing ADS Price (USD) Proposal Price Unaffected Closing ADS Price on 9/29/2020 Closing Price (Per ADS) Event Date Comments A 7/26/2019 C ompleted a smaller than expected U.S. IPO, raising $190.4 million. Initiated trading under the WSG ticker on the Nasdaq Global Select Market. B 11/27/2019 F iled a shelf registration in the amount of $31.1 million in conjunction with an employee equity incentive plan. C 2/19/2020 Following media reports that the Company is considering a sale of its IRONMAN triathlon business for about $1 billion, the Company c onfirmed preliminary discussions regarding potential IRONMAN divestiture. D 3/26/2020 Entered into a definitive stock purchase agreement with Advance Publications, Inc., a family - owned business, to sell The IRONMAN Group in an all cash transaction at an enterprise value. Timeline and ADS Trading History S elected Events Sources: Capital IQ, public filings. Event Date Comments E 6/9/2020 Reported Q1 2020 revenue of $180.3 million, representing a 25.6% decrease from the previous year. F 7/20/2020 Completed the previously announced sale of The IRONMAN Group and announced that Mr. Maojun (John) Zeng was appointed as Chairman of the Company, succeeding Mr. Lin Zhang. G 9/1/2020 Reported Q2 2020 revenue of $58.2 million, representing a 75.3% decrease from the previous year, primarily due to postponement or cancellation of events as a result of COVID - 19. H 9/30/2020 Announced receipt of a preliminary non - binding proposal from Wanda Sports & Media (Hong Kong) Holding Co. Limited to acquire all of the outstanding ADS representing Class A Ordinary Shares of the Company for $2.50 per ADS. Proposal Price: $2.50 C E F G H D A B Unaffected Closing ADS Price on 9/29/20: $1.80 25

Preliminary and Confidential | Subject to Further Review and Revision 0.0 0.5 1.0 1.5 2.0 2.5 3.0 3.5 $0.00 $0.50 $1.00 $1.50 $2.00 $2.50 $3.00 9/29/2020 10/5/2020 10/11/2020 10/17/2020 10/23/2020 10/29/2020 11/4/2020 11/10/2020 11/16/2020 11/22/2020 11/28/2020 Volume (in millions) Company Closing ADS Price ADS Trading Activity Since Proposal Closing ADS Price Since Receipt of Proposal (9/29/2020) 9/30/20 Proposal 1 announced at $2.50/ADS. ADS closed at $2.32/ADS 10/6/20 Announced formation of Independent Board Committee. ADS closed at $2.26/ADS 10/23/20 Filed a 6 - K announcing the Financial Advisor and Legal Council to the Independent Board Committee. ADS closed at $2.25/ADS Proposal: $2.50 per ADS (per ADS values in actuals, ADS in millions) 11/30/20 ADS closed at $2.27/ADS Source: Capital IQ as of 11/30/2020 1. Represents preliminary non - binding proposal letter received from Wanda Sports & Media (Hong Kong) Holding Co. Limited, a wholly - owned subsi diary of Dalian Wanda Group Co., Ltd. on 9/30/2020. 26

Selected ADS Trading Activity Prior to Current Proposal

Historical VWAP Prior to Proposal (9/29/2020[1])

(dollars per share)

1-Day	10-Day	20-Day	30-Day	3-Month	6-Month	9-Month	12-Month
$1.84	**$1.89**	**$2.01**	**$2.04**	**$2.06**	**$2.28**	**$2.87**	**$2.91**

Twelve Months Prior to Proposal (9/29/2020[1])

(volume in thousands)

Volume: 50.5 million
VWAP[1]: $2.91



1,002
4,310
10,336
16,529
6,476
2,838
5,722
3,248

	$1.00-$1.49	$1.50-$1.99	$2.00-$2.49	$2.50-$2.99	$3.00-$3.49	$3.50-$3.99	$4.00-$4.49	$4.50-$4.99
% of Total	*2.0%*	*8.5%*	*20.5%*	*32.8%*	*12.8%*	*5.6%*	*11.3%*	*6.4%*

Nine Months Prior to Proposal (9/29/2020[1])

(volume in thousands)

Volume: 39.5 million
VWAP[1]: $2.87



1,002
4,310
10,336
10,136
4,233
1,146
5,043
3,248

	$1.00-$1.49	$1.50-$1.99	$2.00-$2.49	$2.50-$2.99	$3.00-$3.49	$3.50-$3.99	$4.00-$4.49	$4.50-$4.99
% of Total	*2.5%*	*10.9%*	*26.2%*	*25.7%*	*10.7%*	*2.9%*	*12.8%*	*8.2%*

Six Months Prior to Proposal (9/29/2020[1])

(volume in thousands)

Volume: 13.7 million
VWAP[1]: $2.28



-
1,844
8,627
3,271
-
-
-
-

	$1.00-$1.49	$1.50-$1.99	$2.00-$2.49	$2.50-$2.99	$3.00-$3.49	$3.50-$3.99	$4.00-$4.49	$4.50-$4.99
% of Total	*0.0%*	*13.4%*	*62.8%*	*23.8%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*

Three Months Prior to Proposal (9/29/2020[1])

(volume in thousands)

Volume: 5.7 million
VWAP[1]: $2.04



-
1,844
3,827
-
-
-
-
-

	$1.00-$1.49	$1.50-$1.99	$2.00-$2.49	$2.50-$2.99	$3.00-$3.49	$3.50-$3.99	$4.00-$4.49	$4.50-$4.99
% of Total	*0.0%*	*32.5%*	*67.5%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*

Source: Bloomberg.
Note: Based on VWAP over specified period (last twelve months, last nine months, last six months or last three months). Reference to "Month" is based on Calendar months. VWAP in dollars.
1. Represents the last full trading day prior to receipt and announcement of the Proposal on 9/30/2020.

Preliminary and Confidential | Subject to Further Review and Revision
HOULIHAN LOKEY | 27

Preliminary and Confidential | Subject to Further Review and Revision Trading Volume and Float Data Public Float / Shares Outstanding 90 - Day Average Daily Volume / Public Float Source: Capital IQ as of 11/30/2020. Advertising Agency Selected Companies TV Network Selected Companies TV Broadcasting Selected Companies 67.4% 72.3% 99.3% 90.4% 99.3% 99.9% 67.0% 76.2% 72.9% 89.3% 98.9% 21.2% 96.2% 48.9% 91.8% 48.4% 77.5% 82.7% 29.6% A030000 4324 OMC PUB IPG WPP DISC.A FOXA MSGN VIAC ITV MS NXST SBGI TGNA TFI Mean Median Wanda Sports Group 0.61% 1.36% 1.16% 0.47% 1.08% 0.31% 1.03% 1.08% 1.09% 1.95% 0.60% 1.15% 0.97% 3.54% 0.78% 0.40% 1.10% 1.05% 0.31% A030000 4324 OMC PUB IPG WPP DISC.A FOXA MSGN VIAC ITV MS NXST SBGI TGNA TFI Mean Median Wanda Sports Group Advertising Agency Selected Companies TV Network Selected Companies TV Broadcasting Selected Companies 28

Preliminary and Confidential | Subject to Further Review and Revision Trading Volume and Float Data (cont.) 90 - Day Average Daily Volume / Shares Outstanding 90 - Day Average Daily Trading Value Source: Capital IQ as of 11/30/2020. Advertising Agency Selected Companies TV Network Selected Companies TV Broadcasting Selected Companies Advertising Agency Selected Companies TV Network Selected Companies TV Broadcasting Selected Companies 0.41% 0.98% 1.15% 0.43% 1.07% 0.31% 0.69% 0.82% 0.79% 1.74% 0.60% 0.24% 0.93% 1.73% 0.72% 0.20% 0.80% 0.75% 0.09% A030000 4324 OMC PUB IPG WPP DISC.A FOXA MSGN VIAC ITV MS NXST SBGI TGNA TFI Mean Median Wanda Sports Group $7.7 $32.2 $131.6 $39.0 $78.1 $33.2 $103.5 $131.9 $4.6 $312.3 $23.9 $5.8 $38.7 $26.6 $19.7 $2.7 $62.0 $32.7 $0.3 A030000 4324 OMC PUB IPG WPP DISC.A FOXA MSGN VIAC ITV MS NXST SBGI TGNA TFI Mean Median Wanda Sports Group 29

Preliminary and Confidential | Subject to Further Review and Revision Wanda Sports Group Ownership Summary (ADS and shares in millions) Source: Company management. 1. Class B shares are convertible 1:1 to Class A shares; as such, economic ownership % is calculated based on total shares held. 2. Class B shares are entitled to four votes and Class A shares are entitled to one vote. 3. Two ADS represents three ordinary shares, per Company management and public filings. 4. Represents pre - IPO Investors in the Company. Class A Class B Total ADS Economic Voting Shares + Shares [1][2] = Shares Equiv [3] Ownership [1] Ownership [2] Buyer Wanda Sports & Media (Hong Kong) Holding Co. Limited 0.0 147.0 147.0 98.0 70.4% 90.5% Total Buyer Holdings 0.0 147.0 147.0 98.0 70.4% 90.5% Public Holdings Co-Investors [4] 18.5 0.0 18.5 12.4 8.9% 2.9% Other Public Shareholders 43.2 0.0 43.2 28.8 20.7% 6.7% Total Ordinary Shares/ADS 61.7 147.0 208.7 139.1 100.0% 100.0% 30

Page 1. Executive Summary 3 2. Preliminary Financial Analyses 8 3. Selected Public Market Observations 16 Illustrative Impact of COVID - 19 17 Selected Trading Information 23 Selected WSG Equity Research Observations 31 4. Appendices 36 5. Disclaimer 45

Selected Equity Research Analyst Recommendations

Summary of Analyst Recommendations and Price Targets

- Average ADS price target for the Company from three Wall Street analysts reflected a (i) ~127.6% premium to the Company's closing ADS price of $2.27 per ADS on 11/30/2020, (ii) ~187.0% premium to the Company's unaffected ADS price of $1.80 per ADS on 9/29/2020 and (iii) ~106.7% premium to the Proposal price of $2.50 per ADS.

Recommendation Summary

Recommendation	No. of Brokers	Selected Brokers
Buy / Outperform / Overweight / Positive	2	Deutsche Bank Citibank
Hold / Equal Weight / Neutral / Market Perform	1	Loop Capital Markets
Sell / Underperform / Underweight	0	

ADS Price Target Summary

(per ADS values in actuals)

Broker	ADS Price Target	Date of Report
Deutsche Bank	$7.00	9/2/2020
Citibank	$5.50	9/2/2020
Loop Capital Markets	$3.00	9/1/2020
Average	**$5.17**	

Implied Premium / (Discount) of Average Analyst ADS Price Targets to Selected ADS Prices

	ADS Price	Premium / (Discount)
Current Closing ADS Price as of 11/30/2020	$2.27	127.6%
Unaffected Closing ADS Price as of 9/29/2020	$1.80	187.0%
Proposal	$2.50	106.7%

Sources: Wall Street research, Capital IQ, public filings.

Preliminary and Confidential | Subject to Further Review and Revision

HOULIHAN LOKEY | 32

Selected Equity Research Analyst Commentary

Brokerage	Date of Report	Target Price	ADS Price	Recommendation	Commentary
Deutsche Bank	9/2/2020	$7.00	$2.07	Buy	"We believe Wanda Sports Group should start to benefit more meaningfully from the return of live sports, such as football, and continue to benefit from the strength in digital services, esports, and virtualized events; although we're not forecasting a return to full earnings power until 2022. We were encouraged by the new business wins and contract extensions in the quarter, despite the current challenging environment, which gives us confidence that the business continues to largely be on track for the long-term. The company showed its ability to reduce costs during the business slowdown, and we are encouraged by the continued cost-saving measures Wanda will be taking." "We remain positive on Wanda Sports Group as we believe the business has bottomed from the pandemic and is beginning to recover with the return of spectator sports; we lower our PT to $7, from $8 (in June 2020), due to a smaller reduction in net debt from the IRONMAN Group sale than we had previously estimated."
Citibank	9/2/2020	$5.50	$2.07	Buy	"The firm operates in an attractive part of the media ecosystem. And, we believe that WSG's valuation is compelling at current levels… We are slightly increasing estimates following a better-than-expected 2Q" "As more video content moves to the cloud, demand for live content – including sports and news, should remain a durable component of the linear TV ecosystem… experiential events – like concerts, theme parks, and sporting events, should remain immune to digital disruption."
Loop Capital Markets	9/1/2020	$3.00	$2.11	Hold	"WSG reported 2Q numbers that were severely impacted by the postponement and cancellation of sporting events, but were better than expected. More importantly, the company closed the sale of its Ironman division after the quarter which reduces net debt to €264 million, or less than three times our 2021 Adjusted EBITDA estimate." "Our target 8.0x multiple on our 2021 Adjusted EBITDA estimate assumes a resumption of sports next year and considers the company's short tenure as a public company." "The company had a number of media rights renewals and expanded contracts. The three major upcoming renewals that are the most critical are the Lega Serie A contract through 2021, FIFA production contract through 2022 and FIFA Asian media rights also running through 2022."

Source: Wall Street research.
Note: ADS price represents the closing price per ADS of Wanda Sports Group on the date of the report.

Preliminary and Confidential | Subject to Further Review and Revision
HOULIHAN LOKEY | 33

Preliminary and Confidential | Subject to Further Review and Revision € 458.3 € 598.3 € 352.0 Deutsche Bank Citibank Loop Capital Markets Wall Street Estimates Company Management Estimate € 1,117.7 € 1,177.2 NA Deutsche Bank Citibank Loop Capital Markets Wall Street Estimates Company Management Estimates € 894.2 € 1,008.9 € 720.0 Deutsche Bank Citibank Loop Capital Markets Wall Street Estimates Company Management Estimate Selected Equity Research Analysts’ Projections Revenue (EUR in millions) CY 2020E Revenue CY 2021E Revenue CY 2022E Revenue (EUR in millions) (EUR in millions) €477.1 €738.2 €891.0 Source: Wall Street research, Company management. Note: All Wall Street estimates are sourced from research reports published in September 2020. CY 2021E Revenue Estimate Company Management Estimate € 738.2 Average Wall Street Estimate € 874.4 CY 2022E Revenue Estimate Company Management Estimate € 891.0 Average Wall Street Estimate € 1,147.5 CY 2020E Revenue Estimate Company Management Estimate € 477.1 Average Wall Street Estimate € 469.5 34

Preliminary and Confidential | Subject to Further Review and Revision € 95.4 € 123.6 € 41.0 Deutsche Bank Citibank Loop Capital Markets Wall Street Estimates Company Management Estimate € 145.1 € 185.3 NA Deutsche Bank Citibank Loop Capital Markets Wall Street Estimates Company Management Estimate € 153.3 € 150.8 € 95.0 Deutsche Bank Citibank Loop Capital Markets Wall Street Estimates Company Management Estimate Selected Equity Research Analysts’ Projections Adjusted EBITDA CY 2020E Adjusted EBITDA CY 2021E Adjusted EBITDA CY 2022E Adjusted EBITDA €54.4 11.4% Margin: 20.8% Margin: 17.1% Margin: 13.0% Margin: 20.7% Margin: 14.9% Margin: 15.7% Margin: 11.6% Margin: 13.2% Source: Wall Street research, Company management. Note: All Wall Street estimates are sourced from research reports published in September 2020. (EUR in millions) (EUR in millions) (EUR in millions) €67.8 9.2% €87.8 9.9% CY 2022E Adjusted EBITDA Estimate Company Management Estimate € 87.8 Average Wall Street Estimate € 165.2 CY 2021E Adjusted EBITDA Estimate Company Management Estimate € 67.8 Average Wall Street Estimate € 133.0 CY 2020E Adjusted EBITDA Estimate Company Management Estimate € 54.4 Average Wall Street Estimate € 86.7 35

Page 1. Executive Summary 3 2. Preliminary Financial Analyses 8 3. Selected Public Market Observations 16 4. Appendices 36 Selected Benchmarking Information 37 Glossary 43 5. Disclaimer 45

Page 1. Executive Summary 3 2. Preliminary Financial Analyses 8 3. Selected Public Market Observations 16 4. Appendices 36 Selected Benchmarking Information 37 Glossary 43 5. Disclaimer 45

Preliminary and Confidential | Subject to Further Review and Revision Selected Benchmarking Information (USD in millions) Sources: Company management, Capital IQ, Bloomberg, public filings. Note: No company used for comparative purposes is identical to the Company. 1. Enterprise Value equals equity market value + debt outstanding + preferred stock + minority interests – cash and cash equivalent s. Based on market capitalization as of 11/30/2020. 2. Mean and Median calculations exclude Wanda Sports Group. Advertising Agency Selected Companies TV Network Selected Companies TV Broadcasting Selected Companies Enterprise Value 1 MRQ Debt to LTM Adjusted EBITDA Advertising Agency Selected Companies TV Network Selected Companies TV Broadcasting Selected Companies 3.6x 3.3x 3.1x 3.1x 2.7x 0.1x 3.8x 3.6x 3.6x 2.6x 6.4x 5.2x 4.9x 3.3x 1.9x 1.2x 4.5x 3.3x 3.3x Dentsu Group Publicis Groupe WPP The Interpublic Group Omnicom Group Cheil Worldwide ViacomCBS Discovery MSG Networks Fox Corporation Wanda Sports Group Dentsu Group Publicis Groupe WPP The Interpublic Group Omnicom Group Cheil Worldwide ViacomCBS Discovery MSG Networks Fox Corporation Sinclair Broadcast Group Nexstar Media Group TEGNA Mediaset ITV TFI Wanda Sports Group Mean [2] Median [2] $16,769 $16,107 $14,459 $13,254 $11,313 $1,462 $39,367 $33,084 $20,382 $1,515 $14,114 $12,419 $6,921 $5,966 $4,629 $1,811 $559 $13,348 $12,836 Omnicom Group WPP Publicis Groupe Dentsu Group The Interpublic Group Cheil Worldwide ViacomCBS Discovery Fox Corporation MSG Networks Wanda Sports Group Omnicom Group WPP Publicis Groupe Dentsu Group The Interpublic Group Cheil Worldwide ViacomCBS Discovery Fox Corporation MSG Networks Sinclair Broadcast Group Nexstar Media Group TEGNA ITV Mediaset TFI Wanda Sports Group Mean [2] Median [2] 38

Preliminary and Confidential | Subject to Further Review and Revision Selected Benchmarking Information (cont.) (USD in millions) Sources: Company management, Capital IQ, Bloomberg, public filings. Note: No company used for comparative purposes is identical to the Company. 1. Historical financial information for Wanda Sports Group excludes The IRONMAN Group which was disposed of in July 2020. 2. Mean and Median calculations exclude Wanda Sports Group. CY 2017 to CY 2019 Revenue Growth CY 2019 to CY 2021E Revenue Growth Advertising Agency Selected Companies TV Network Selected Companies TV Broadcasting Selected Companies Advertising Agency Selected Companies TV Network Selected Companies TV Broadcasting Selected Companies 7.4% 6.2% 2.5% 0.7% 0.3% (1.1%) 3.3% 3.0% 3.0% 2.4% 9.9% 4.7% 2.8% (9.2%) NMF NMF 3.0% 2.6% 2.9% The Interpublic Group Dentsu Group Publicis Groupe Cheil Worldwide WPP Omnicom Group Discovery Fox Corporation MSG Networks ViacomCBS The Interpublic Group Dentsu Group Publicis Groupe Cheil Worldwide WPP Omnicom Group Discovery Fox Corporation MSG Networks ViacomCBS TEGNA TFI ITV Mediaset Sinclair Broadcast Group Nexstar Media Group Wanda Sports Group [1] Mean [2] Median [2] 1.5% (1.3%) (2.1%) (2.4%) (4.1%) (7.8%) 2.6% 0.5% (0.2%) (3.4%) 10.3% 3.8% (2.7%) (3.1%) (4.1%) (4.2%) (2.0%) (1.0%) (2.3%) The Interpublic Group Dentsu Group Publicis Groupe Cheil Worldwide WPP Omnicom Group Discovery Fox Corporation MSG Networks ViacomCBS Publicis Groupe The Interpublic Group Dentsu Group Cheil Worldwide Omnicom Group WPP Fox Corporation Discovery ViacomCBS MSG Networks TEGNA Nexstar Media Group ITV TFI Mediaset Sinclair Broadcast Group Wanda Sports Group [1] Mean [2] Median [2] 39

Preliminary and Confidential | Subject to Further Review and Revision Selected Benchmarking Information (cont.) (USD in millions) Sources: Company management, Capital IQ, Bloomberg, public filings. Note: No company used for comparative purposes is identical to the Company. 1. Historical financial information for Wanda Sports Group excludes The IRONMAN Group which was disposed of in July 2020. 2. Mean and Median calculations exclude Wanda Sports Group. CY 2019 to CY 2023E Revenue Growth CY 2017 to CY 2019 Adjusted EBITDA Growth Advertising Agency Selected Companies TV Network Selected Companies TV Broadcasting Selected Companies Advertising Agency Selected Companies TV Network Selected Companies TV Broadcasting Selected Companies 2.9% 1.2% 1.0% 0.8% (0.8%) (1.3%) 3.2% 0.6% 0.4% (2.6%) 3.9% (0.3%) (0.7%) (0.9%) (1.3%) NMF 0.3% 0.5% 0.5% The Interpublic Group Dentsu Group Publicis Groupe Cheil Worldwide WPP Omnicom Group Discovery Fox Corporation MSG Networks ViacomCBS Cheil Worldwide Publicis Groupe The Interpublic Group Dentsu Group Omnicom Group WPP Fox Corporation ViacomCBS Discovery MSG Networks Nexstar Media Group ITV Sinclair Broadcast Group TFI Mediaset TEGNA Wanda Sports Group [1] Mean [2] Median [2] 13.0% 11.0% 5.8% (0.3%) (1.1%) (7.8%) 7.7% 6.2% (3.2%) (4.8%) 20.1% 13.6% 6.4% (3.9%) NMF NMF (4.8%) 4.5% 6.0% The Interpublic Group Dentsu Group Publicis Groupe Cheil Worldwide WPP Omnicom Group Discovery Fox Corporation MSG Networks ViacomCBS The Interpublic Group Cheil Worldwide Publicis Groupe Omnicom Group Dentsu Group WPP Discovery Fox Corporation MSG Networks ViacomCBS Mediaset TFI TEGNA ITV Nexstar Media Group Sinclair Broadcast Group Mean [2] Median [2] 40

Preliminary and Confidential | Subject to Further Review and Revision Selected Benchmarking Information (cont.) (USD in millions) Sources: Company management, Capital IQ, Bloomberg, public filings. Note: No company used for comparative purposes is identical to the Company. 1. Historical financial information for Wanda Sports Group excludes The IRONMAN Group which was disposed of in July 2020. 2. Mean and Median calculations exclude Wanda Sports Group. CY 2019 to CY 2021E Adjusted EBITDA Growth CY 2019 to CY 2023E Adjusted EBITDA Growth Advertising Agency Selected Companies TV Network Selected Companies TV Broadcasting Selected Companies Advertising Agency Selected Companies TV Network Selected Companies TV Broadcasting Selected Companies 8.1% 4.8% 0.5% (2.2%) (4.5%) (5.7%) (2.8%) (5.3%) (5.8%) (14.5%) 13.1% 10.5% 6.5% 5.8% (8.7%) (12.3%) (24.7%) (0.8%) (2.5%) Cheil Worldwide Publicis Groupe The Interpublic Group Dentsu Group Omnicom Group WPP Fox Corporation ViacomCBS Discovery MSG Networks Wanda Sports Group [1] Cheil Worldwide Publicis Groupe The Interpublic Group Dentsu Group Omnicom Group WPP Fox Corporation ViacomCBS Discovery MSG Networks Nexstar Media Group TFI TEGNA Mediaset ITV Sinclair Broadcast Group Wanda Sports Group [1] Mean [2] Median [2] 16.7% 2.9% 2.2% (0.7%) (1.0%) NMF NA (1.1%) (1.4%) (2.8%) 8.0% 4.9% (4.6%) (7.1%) NMF NMF (11.9%) 1.3% (0.8%) Cheil Worldwide Publicis Groupe The Interpublic Group Dentsu Group Omnicom Group WPP Fox Corporation ViacomCBS Discovery MSG Networks Wanda Sports Group [1] Cheil Worldwide Publicis Groupe The Interpublic Group Omnicom Group WPP Dentsu Group MSG Networks Fox Corporation Discovery ViacomCBS Nexstar Media Group TFI ITV Sinclair Broadcast Group TEGNA Mediaset Wanda Sports Group [1] Mean [2] Median [2] 41

Preliminary and Confidential | Subject to Further Review and Revision Selected Benchmarking Information (cont.) (USD in millions) Sources: Company management, Capital IQ, Bloomberg, public filings. Note: No company used for comparative purposes is identical to the Company. 1. Historical financial information for Wanda Sports Group excludes The IRONMAN Group which was disposed of in July 2020. 2. Mean and Median calculations exclude Wanda Sports Group. LTM Adjusted EBITDA Margin CY 2021E Adjusted EBITDA Margin Advertising Agency Selected Companies TV Network Selected Companies TV Broadcasting Selected Companies Advertising Agency Selected Companies TV Network Selected Companies TV Broadcasting Selected Companies 19.5% 18.7% 15.8% 15.7% 14.0% 7.2% 44.3% 40.0% 24.8% 20.2% 35.7% 32.1% 29.7% 18.9% 14.4% 13.6% 18.5% 22.8% 19.2% Cheil Worldwide Publicis Groupe The Interpublic Group Dentsu Group Omnicom Group WPP Fox Corporation ViacomCBS Discovery MSG Networks Wanda Sports Group [1] Publicis Groupe Dentsu Group The Interpublic Group Omnicom Group WPP Cheil Worldwide MSG Networks Discovery Fox Corporation ViacomCBS Nexstar Media Group Sinclair Broadcast Group TEGNA ITV TFI Mediaset Wanda Sports Group [1] Mean [2] Median [2] 42 21.6% 17.3% 16.8% 16.1% 15.6% 8.5% 36.3% 34.5% 20.4% 17.7% 37.4% 28.6% 22.5% 19.5% 19.3% 19.0% 9.2% 22.0% 19.4% Cheil Worldwide Publicis Groupe The Interpublic Group Dentsu Group Omnicom Group WPP Fox Corporation ViacomCBS Discovery MSG Networks Wanda Sports Group [1] Publicis Groupe Dentsu Group The Interpublic Group WPP Omnicom Group Cheil Worldwide Discovery MSG Networks Fox Corporation ViacomCBS Nexstar Media Group TEGNA Sinclair Broadcast Group ITV TFI Mediaset Wanda Sports Group Mean [2] Median [2]

Page 1. Executive Summary 3 2. Preliminary Financial Analyses 8 3. Selected Public Market Observations 16 4. Appendices 36 Selected Benchmarking Information 37 Glossary 43 5. Disclaimer 45

Preliminary and Confidential | Subject to Further Review and Revision Glossary of Terms Definition Description Adjusted EBIT Earnings Before Interest and Taxes, adjusted for certain other non - recurring items Adjusted EBITDA Earnings Before Interest, Taxes, Depreciation and Amortization, adjusted for certain other non - recurring items BIT Milan Stock Exchange ( Borsa Italiana ) CY Calendar Year E Estimated ENXTPA Euronext Paris EUR Euros EV Enterprise Value FY Fiscal Year IPO Initial Public Offering KOSE Korean Stock Exchange LTM Latest Twelve Months LSE London Stock Exchange MRQ Most Recent Quarter NA Not Available or Not Applicable NasdaqGS Nasdaq Global Select Market NMF Not Meaningful Figure NYSE New York Stock Exchange PV Present Value Q Quarter TSE Tokyo Stock Exchange USD United States Dollars VWAP Volume - Weighted Average Price YTD Year to Date 44

Page 1. Executive Summary 3 2. Preliminary Financial Analyses 8 3. Selected Public Market Observations 16 4. Appendices 36 5. Disclaimer 45

Disclaimer

This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the "materials"), are provided solely for the information of the Special Committee (the "Committee") of the Board of Directors (the "Board") of Wanda Sports Group Company Limited (the "Company") by Houlihan Lokey in connection with the Committee's consideration of a potential transaction (the "Transaction") involving the Company. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith. Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials.

The materials are for discussion purposes only. Houlihan Lokey expressly disclaims any and all liability, whether direct or indirect, in contract or tort or otherwise, to any person in connection with the materials. The materials were prepared for specific persons familiar with the business and affairs of the Company for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and none of the Committee, the Company or Houlihan Lokey takes any responsibility for the use of the materials by persons other than the Committee. The materials are provided on a confidential basis solely for the information of the Committee and may not be disclosed, summarized, reproduced, disseminated or quoted or otherwise referred to, in whole or in part, without Houlihan Lokey's express prior written consent.

Notwithstanding any other provision herein, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of any transaction and all materials of any kind (including opinions or other tax analyses, if any) that are provided to the Company relating to such tax treatment and structure. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. income or franchise tax treatment of the transaction and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. income or franchise tax treatment of the transaction. If the Company plans to disclose information pursuant to the first sentence of this paragraph, the Company shall inform those to whom it discloses any such information that they may not rely upon such information for any purpose without Houlihan Lokey's prior written consent. Houlihan Lokey is not an expert on, and nothing contained in the materials should be construed as advice with regard to, legal, accounting, regulatory, insurance, tax or other specialist matters. Houlihan Lokey's role in reviewing any information was limited solely to performing such a review as it deemed necessary to support its own advice and analysis and was not on behalf of the Committee.

The materials necessarily are based on financial, economic, market and other conditions as in effect on, and the information available to Houlihan Lokey as of, the date of the materials. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to the effects of such volatility on the Transaction or the Company and this presentation does not address or purport to address any potential changes or developments in such markets or volatility. Furthermore, as you are aware, there is significant uncertainty as to the potential direct and indirect business, financial, economic and market implications and consequences of the spread of the coronavirus and associated illnesses and the actions and measures that countries, central banks, international financing and funding organizations, stock markets, businesses and individuals may take to address the spread of the coronavirus and associated illnesses including, without limitation, those actions and measures pertaining to fiscal or monetary policies, legal and regulatory matters and the credit, financial and stock markets (collectively, the "Pandemic Effects"), and the Pandemic Effects could have a material impact on our analyses and this presentation. Although subsequent developments may affect the contents of the materials, Houlihan Lokey has not undertaken, and is under no obligation, to update, revise or reaffirm the materials, except as may be expressly contemplated by Houlihan Lokey's engagement letter. The materials are not intended to provide the sole basis for evaluation of the Transaction and do not purport to contain all information that may be required. The materials do not address the underlying business decision of the Company or any other party to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party. The materials do not constitute any opinion, nor do the materials constitute a recommendation to the Board, the Committee, the Company, any security holder of the Company or any other party as to how to vote or act with respect to any matter relating to the Transaction or otherwise or whether to buy or sell any assets or securities of any company. Houlihan Lokey's only opinion is the opinion, if any, that is actually delivered to the Committee. In preparing the materials Houlihan Lokey has acted as an independent contractor and nothing in the materials is intended to create or shall be construed as creating a fiduciary or other relationship between Houlihan Lokey and any party. The materials may not reflect information known to other professionals in other business areas of Houlihan Lokey and its affiliates.

Preliminary and Confidential | Subject to Further Review and Revision

HOULIHAN LOKEY | 46

Disclaimer (cont.)

The preparation of the materials was a complex process involving quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaption and application of these methods to the unique facts and circumstances presented and, therefore, is not readily susceptible to partial analysis or summary description. Furthermore, Houlihan Lokey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, the analyses contained in the materials must be considered as a whole. Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view. The materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the participants in the Transaction. Any estimates of value contained in the materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable. Any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses or securities may actually be sold. The materials do not constitute a valuation opinion or credit rating. The materials do not address the consideration to be paid or received in, the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise. Furthermore, the materials do not address the fairness of any portion or aspect of the Transaction to any party. In preparing the materials, Houlihan Lokey has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party and has no obligation to evaluate the solvency of the Company or any other party under any law.

All budgets, projections, estimates, financial analyses, reports and other information with respect to operations (including estimates of potential cost savings and expenses) reflected in the materials have been prepared by management of the relevant party or are derived from such budgets, projections, estimates, financial analyses, reports and other information or from other sources, which involve numerous and significant subjective determinations made by management of the relevant party and/or which such management has reviewed and found reasonable. The budgets, projections and estimates (including, without limitation, estimates of potential cost savings and synergies) contained in the materials may or may not be achieved and differences between projected results and those actually achieved may be material. Houlihan Lokey has relied upon representations made by management of the Company and other participants in the Transaction that such budgets, projections and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management (or, with respect to information obtained from public sources, represent reasonable estimates), and Houlihan Lokey expresses no opinion with respect to such budgets, projections or estimates or the assumptions on which they are based. The scope of the financial analysis contained herein is based on discussions with the Company (including, without limitation, regarding the methodologies to be utilized), and Houlihan Lokey does not make any representation, express or implied, as to the sufficiency or adequacy of such financial analysis or the scope thereof for any particular purpose.

Houlihan Lokey has assumed and relied upon the accuracy and completeness of the financial and other information provided to, discussed with or reviewed by it without (and without assuming responsibility for) independent verification of such information, makes no representation or warrants (express or implied) in respect of the accuracy or completeness of such information and has further relied upon the assurances of the Company and other participants in the Transaction that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. In addition, Houlihan Lokey has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or any other participant in the Transaction since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to, discussed with or reviewed by Houlihan Lokey that would be material to its analyses, and that the final forms of any draft documents reviewed by Houlihan Lokey will not differ in any material respect from such draft documents.

The materials are not an offer to sell or a solicitation of an indication of interest to purchase any security, option, commodity, future, loan or currency. The materials do not constitute a commitment by Houlihan Lokey or any of its affiliates to underwrite, subscribe for or place any securities, to extend or arrange credit, or to provide any other services. In the ordinary course of business, certain of Houlihan Lokey's affiliates and employees, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, any Transaction counterparty, any other Transaction participant, any other financially interested party with respect to any transaction, other entities or parties that are mentioned in the materials, or any of the foregoing entities' or parties' respective affiliates, subsidiaries, investment funds, portfolio companies and representatives (collectively, the "Interested Parties"), or any currency or commodity that may be involved in the Transaction. Houlihan Lokey provides mergers and acquisitions, restructuring and other advisory and consulting services to clients, which may have in the past included, or may currently or in the future include, one or more Interested Parties, for which services Houlihan Lokey has received, and may receive, compensation. Although Houlihan Lokey in the course of such activities and relationships or otherwise may have acquired, or may in the future acquire, information about one or more Interested Parties or the Transaction, or that otherwise may be of interest to the Board, the Committee, or the Company, Houlihan Lokey shall have no obligation to, and may not be contractually permitted to, disclose such information, or the fact that Houlihan Lokey is in possession of such information, to the Board, the Committee, or the Company or to use such information on behalf of the Board, the Committee, or the Company. Houlihan Lokey's personnel may make statements or provide advice that is contrary to information contained in the materials.

Preliminary and Confidential | Subject to Further Review and Revision
HOULIHAN LOKEY | 47

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